Exhibit 99.1

BRIGGS & STRATTON CORPORATION REPORTS POTENTIAL LOSS ON TRADE RECEIVABLE AND REVISES ITS ESTIMATES OF NET INCOME

MILWAUKEE, WI October 18, 2004/PR Newswire/-Briggs & Stratton Corporation (NYSE:BGG)

Briggs & Stratton Corporation today announced that it has identified the need to increase its reserve for uncollectible receivables by $10 million in the first quarter of fiscal 2005.

The Company has a $40 million accounts receivable due from a major original equipment customer, which it believes could become uncollectible in part at some future date. Based on information presently available, management believes a $10 million increase in its reserve is sufficient for the potential loss on this account.

The $10 million pretax expense was not anticipated in the original earnings guidance we provided for the fiscal 2005 first quarter and full year results in our August 5, 2004 earnings release. After giving consideration to the $10 million expense we estimate reporting a first quarter loss of approximately $1.5 million or $.06 per diluted share on October 21, 2004. We also are revising our projection for fiscal 2005 net income from the previously announced $160 to $165 million range to a range of $150 to $160 million to reflect the impact of the first quarter write down.

This release contains certain forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected in the forward-looking statements. The words “anticipate”, “believe”, “estimate”, “expect”, “forecast”, “intend”, “may”, “objective”, “plan”, “project”, “seek”, “think”, “will”, and similar expressions are intended to identify forward-looking statements. The forward-looking statements are based on the Company’s current views and assumptions and involve risks and uncertainties that include, among other things, our customer’s ability to successfully obtain financing; the actions of other suppliers and the customers of the equipment manufacturer; actions by potential acquirers of the customer; the ability to successfully forecast demand for our products and appropriately adjust our manufacturing and inventory levels; changes in our operating expenses; changes in interest rates; the effects of weather on the purchasing patterns of consumers and original equipment manufacturers (OEMs); actions of engine manufacturers and OEMs with whom we compete; the seasonal nature of our business; changes in laws and regulations, including environmental, pension funding and accounting standards; work stoppages or other consequences of any deterioration in our employee relations; work stoppages by other unions that affect the ability of suppliers or customers to manufacture; acts of war or terrorism that may disrupt our business operations or those of our customers and suppliers; changes in customer and OEM demand; changes in prices of raw materials and parts that we purchase; changes in domestic economic conditions, including housing starts and changes in consumer disposable income; changes in foreign economic conditions, including currency rate fluctuations; new facts that come to light in the future course of litigation proceedings which could affect our assessment of those matters; our ability to successfully integrate the Simplicity acquisition; and other factors that may be disclosed from time to time in our SEC filings or otherwise. Some or all of the factors may be beyond our control. We caution you that any forward-looking statement reflects only our belief at the time the statement is made. We undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made.